Exhibit 10.5

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT is dated as of October 22, 2012 (this “Amendment”), among INSTALLED BUILDING PRODUCTS, LLC, a Delaware limited liability company (“IBP, LLC”), INSTALLED BUILDING PRODUCTS II, LLC, a Delaware limited liability company (“IBP II, LLC” and together with IBP, LLC, collectively, the “Companies” and each, individually, the “Company”), EACH BORROWING SUBSIDIARY PARTY HERETO (collectively with the Companies, the “Borrowers”), CCIB HOLDCO, INC., a Delaware corporation (“Parent”), and EACH GUARANTYING SUBSIDIARY PARTY HERETO (together with Parent, the “Guarantors”), the Lenders party hereto, and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

RECITALS:

A. The Borrowers, the Guarantors, the lenders from time to time party thereto (collectively, “Lenders”) and Agent have entered into a Loan and Security Agreement dated as of November 4, 2011 (as amended by Amendment No. 1 to Loan and Security Agreement dated as of April 20, 2012 and Amendment No. 2 to Loan and Security Agreement and Consent Agreement dated as of August 31, 2012, the “Loan Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

B. The Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement and grant the waiver set forth below.

C. Subject to the terms and conditions set forth below, Agent and Lenders party hereto are willing to so amend the Loan Agreement and grant such waiver.

In furtherance of the foregoing, the parties agree as follows:

Section 1. AMENDMENTS. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Loan Agreement is amended as follows:

(a) The following new definitions are inserted in Section 1.1 in the appropriate alphabetical positions therein:

Amendment No. 3 Effective Date: October 22, 2012.

Columbus Drywall Litigation Claim: the aggregate claim or entitlement of the Obligors to a share of the proceeds received in connection with certain antitrust litigation or claims in the Columbus Drywall Class Action Litigation, Civil Action No. 1:04-CV-3066-JEC, United States District Court for the Northern District of Georgia, Atlanta Division.

Designated LCs: Letters of Credit and portions of Letters of Credit specifically designated in writing as such by Borrower Agent (each a “Designated LC” and collectively, the “Designated LCs”); provided that the aggregate undrawn amount of all outstanding Designated LCs shall not at any time exceed $5,000,000.

Designated LC Obligations: that portion of the Obligations attributable to all of the Designated LCs, including all reimbursement, indemnification and other Obligations relating to the Designated LCs (including repayment of any amounts drawn or payable thereunder or with respect thereto and all interest, fees and charges of the Issuing Bank relating or with respect thereto).

Dominion Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, (ii) Availability has been less than $2,500,000 for five (5) consecutive days, or (iii)(x) Availability is less than 12.5% of the lesser of (1) the sum of the Accounts Formula Amount and the Inventory Formula Amount and (2) the Commitments and (y) the Fixed Charge Coverage Ratio is less than 1.0 to 1.0, determined as of the last day of the Measurement Period most recently ended for which the financial statements and Compliance Certificate required under Section 10.1.2 have been delivered to Agent; and (b) continuing until, during the preceding 30 consecutive days, (i) no Event of Default has existed, (ii) Availability has been greater than $2,500,000 at all times during such 30 day period and (iii)(x) Availability has been greater than 12.5% of the lesser of (1) the sum of the Accounts Formula Amount and the Inventory Formula Amount and (2) the Commitments at all times during such 30 day period or (y) the Fixed Charge Coverage Ratio is greater than 1.0 to 1.0 for the Measurement Period ended at least 30 days after the commencement of such Dominion Trigger Period and for which the financial statements and Compliance Certificate required under Section 10.1.2 have been delivered to Agent.

LC Reserve Adjustment Date: the earlier of (i) March 31, 2013 and (ii) the date of the receipt by the Obligors of their collective payments or distributions in connection with the Columbus Drywall Litigation Claim.

Unreserved LC Amount: an amount equal to (i) from the Amendment No. 3 Effective Date until the LC Reserve Adjustment Date, the undrawn amount of all Designated LCs outstanding on any date of determination and (ii) on and after the LC Reserve Adjustment Date, the least of (a) the undrawn amount of all Designated LCs outstanding as of such date, (b) $2,500,000 and (c) 40% of the gross proceeds received by the Obligors in connection with the Columbus Drywall Litigation Claim; provided, however, the Unreserved LC Amount determined pursuant to this clause (ii) shall thereafter be reduced to zero in 6 equal monthly installments commencing on April 30, 2013. If only a portion of a Letter of Credit is designated as a Designated LC, any draws or payments with respect to such Letter of Credit shall be attributed first to that portion of such Letter of Credit that is not a Designated LC.

(b) The existing definitions of “Applicable Margin”, “EBITDA”, “Fixed Charge Coverage Ratio”, “Fixed Charge Trigger Period”, “Guaranty”, “Guarantors”, “LC Conditions”, “LC Reserve” and “Weekly Reporting Trigger Period” in Section 1.1 are deleted in their entirety and the following definitions are inserted in lieu thereof:

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio set forth below for the most recently ended Measurement Period:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans	Unused Line Fee

I	Greater than 1.25 to 1.00	1.00%	2.00%	0.375%

II	Less than or equal to 1.25 to 1.00 but greater than 1.00 to 1.00	1.25%	2.25%	0.375%

III	Less than or equal to 1.00 to 1.00	1.50%	2.50%	0.375%

Margins shall be determined as if Level I were applicable until delivery of the financial statements and corresponding Compliance Certificate required pursuant to Section 10.1.2(a) for the Measurement Period ending September 30, 2012 (and upon receipt thereof, the margins shall be adjusted based on the above, effective the first day of the month following receipt. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recent month end corresponding to the end of a Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

EBITDA: determined on a consolidated basis in accordance with GAAP for any Measurement Period of Parent and its Subsidiaries, an amount equal to:

(a) Consolidated Net Income for such Measurement Period; plus

(b) the following (without duplication) for such Measurement Period to the extent deducted in the calculation of Consolidated Net Income: (i) provision for Federal, state, local and foreign income and franchise taxes, (ii) Consolidated Interest Charges, (iii) depreciation and amortization expense, (iv) any extraordinary or non-recurring expenses or losses which, in each case, do not represent a cash item in such period or any future period, including without limitation stock based compensation expense, impairment of goodwill, non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements or other derivative instruments (to the extent the cash impact resulting from such loss has not been realized) pursuant to Fair Value Measurements and Disclosures of the Financial Accounting Standards Board (FASB) Accounting Standards Codification and non-cash charges in respect of rent (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period); (v) all other non-cash items (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory) decreasing Consolidated Net Income, including the amount of any compensation deduction as the result of any grant of Equity Interests to employees, officers, directors or consultants, (vi) fees and expenses paid in connection with the Transaction in an amount not to exceed $3,500,000, and (vii) fees and expenses paid in connection with the acquisition of TCI Contracting, LLC and its Subsidiaries in an amount not to exceed $750,000; minus

(c) the following (without duplication) for such Measurement Period to the extent included in calculating such Consolidated Net Income: (i) all non-cash items and extraordinary gains increasing Consolidated Net Income (other than payments or distributions received in connection with the Columbus Drywall Litigation Claim), (ii) Federal, state, local and foreign income tax credits and (iii) any gain from the forgiveness or extinguishment of debt.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent Measurement Period, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), Distributions made and cash taxes paid (other than cash taxes paid on payments or distributions received in connection with the Columbus Drywall Litigation Claim), to (b) Fixed Charges.

Fixed Charge Trigger Period: the period (a) commencing on the day that Availability is less than 12.5% of the lesser of (i) the sum of the Accounts Formula Amount and the Inventory Formula Amount and (ii) the Commitments; and (b) continuing until the date that during the previous 30 consecutive days, Availability has been greater than 12.5% of the lesser of (i) the sum of the Accounts Formula Amount and the Inventory Formula Amount and (ii) the Commitments at all times during such period.

Guarantors: each Initial Guarantor and each other Person who guarantees payment or performance of any Obligations from time to time (including pursuant to any Guaranty of the Designated LC Obligations).

Guaranty: the Initial Guaranty, each Guaranty of the Designated LC Obligations and each guaranty agreement executed by a Guarantor in favor of Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion (issuances of Letters of Credit for workers compensation insurance coverage shall be deemed to be a satisfactory purpose). For purposes of clause (a) hereof, in determining whether an Overadvance exists or if the LC Obligations exceed the Borrowing Base, the outstanding amount of Designated LCs on any date of determination shall be the undrawn amount thereof less the Unreserved LC Amount at such time; provided that, notwithstanding the foregoing, the Obligations (without reduction for the Unreserved LC Amount) shall not at any time exceed the Commitments.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers, less the Unreserved LC Amount.

Weekly Reporting Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, (ii) Availability has been less than $2,500,000 for five (5) consecutive days, or (iii)(x) Availability is less than 12.5% of the lesser of (1) the sum of the Accounts Formula Amount and the Inventory Formula Amount and (2) the Commitments and (y) the Fixed Charge Coverage Ratio is less than 1.0 to 1.0, determined as of the last day of the Measurement Period most recently ended for which the financial statements and Compliance Certificate required under Section 10.1.2 have been delivered to Agent; and (b) continuing until, during the preceding 30 consecutive days, (i) no Event of Default has existed, (ii) Availability has been greater than $2,500,000 at all times during such 30 day period and (iii)(x) Availability has been greater than 12.5% of the lesser of (1) the sum of the Accounts Formula Amount and the Inventory Formula Amount and (2) the Commitments at all times during such 30 day period or (y) the Fixed Charge Coverage Ratio is greater than 1.0 to 1.0 for the Measurement Period ended at least 30 days after the commencement of such Weekly Reporting Trigger Period and for which the financial statements and Compliance Certificate required under Section 10.1.2 have been delivered to Agent.

(c) The existing definition of “Daily Reporting Trigger Period” in Section 1.1 is hereby deleted in its entirety.

(d) The existing Section 3.2.2 is deleted in its entirety and the following is inserted in lieu thereof:

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to (i) 1.50% per annum of the average daily Unreserved LC Amount plus (ii) for all Letters of Credit (including all Designated LCs and the Unreserved LC Amount thereof), the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of such other Letters of Credit, which fees shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.25% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

(e) The first sentence of Section 5.7 is deleted in its entirety and the following is inserted in lieu thereof:

During a Dominion Trigger Period, the ledger balance in the main Dominion Account at Bank of America as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.

(f) The existing Section 8.1 is deleted in its entirety and the following inserted in lieu thereof:

8.1 Borrowing Base Certificates. By the 20th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders), a Borrowing Base Certificate prepared as of the close of business of the previous month; provided that during a Weekly Reporting Trigger Period, Borrower Agent shall deliver to Agent, a Borrowing Base Certificate by the third Business Day of each week, as of the prior week end, and at such other times as Agent may request. Borrower Agent may, at its discretion, provide a Borrowing Base Certificate prior to the date or time it is due and such certificate will update Availability whenever provided. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer of Borrower Agent, provided that Agent may in the exercise of its Credit Judgment from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

(g) The existing Section 11.1(c) is deleted in its entirety and the following is inserted in lieu thereof:

(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 8.2.4, 8.2.5, 8.5, 10.2 or 10.3;

(h) The existing Section 11.1(f) is deleted in its entirety and the following is inserted in lieu thereof:

(f) (i) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders); or (ii) any breach or default occurs under a Guaranty or a Guaranty ceases to be in full force or effect for any reason at any time, other than in accordance with its terms or a waiver by Agent;

(i) The existing Schedule 10.2.22 is deleted in its entirety and Schedule 10.2.22 attached hereto is inserted in lieu thereof.

The amendments to the Loan Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Agreement are intended to be affected hereby.

Section 2. LIMITED WAIVER. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, Agent and the Lenders party hereto hereby waive any Event of Default arising from the breach of the covenant contained in Section 10.2.11 of the Loan Agreement as a result of the amendment to the Organic Documents of All-Weatherization Contractors, LLC, an Oregon limited liability company, in which such Obligor changed its name to Installed Building Products - Portland, LLC.

The waiver set forth in this Section 2 is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Agreement are intended to be affected hereby.

Section 3. CONDITIONS PRECEDENT. The parties hereto agree that the amendments set forth in Section 1 above and the waiver set forth in Section 2 above shall not be effective until the satisfaction of each of the following conditions precedent:

(a) Documentation. Agent shall have received (i) a counterpart of this Amendment, duly executed and delivered by the Borrowers, the Guarantors and Lenders, (ii) a Guaranty of the Designated LC Obligations duly executed and delivered by Jeffrey W. Edwards, Peter H. Edwards, Jr., Michael A. Edwards and Anne W. Edwards, (iii) a Guaranty of the Designated LC Obligations duly executed and delivered by Cetus Capital II, LLC, limited in amount to a maximum of (A) $2,500,000 in respect of Designated LC Obligations constituting reimbursement of any draws or payments under Designated LCs, plus (B) 50% of all other Designated LC Obligations, and (iv) such other documents and certificates as Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of this Amendment, the Guaranties and any other legal matters relating to the Borrower or the transactions contemplated hereby.

(b) Fees and Expenses. All fees and expenses of counsel to Agent estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

Section 4. REPRESENTATIONS AND WARRANTIES.

(a) In order to induce Agent and Lenders to enter into this Amendment, each Obligor represents and warrants to Agent and Lenders as follows:

(i) No Default or Event of Default has occurred and is continuing or will exist after giving effect to this Amendment.

(ii) The representations and warranties made by such Obligor in Section 9 of the Loan Agreement are true and correct in all material respects (except where any such representation or warranty is otherwise qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct on and as of such earlier date.

(iii) Since December 31, 2011, no event has occurred or circumstance arisen that has had or could reasonably be expected to have a Material Adverse Effect.

(b) In order to induce Agent and the Lenders to enter into this Amendment, each Obligor represents and warrants to Agent and Lenders that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles relating to enforceability.

Section 5. MISCELLANEOUS

(a) Ratification and Confirmation of Loan Documents. Each Obligor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation, with respect to each Obligor, the continuation and extension of the liens granted under the Loan Agreement and the Security Documents to secure the Obligations).

(b) Fees and Expenses. The Borrowers shall, joint and severally, pay on demand all reasonable costs and expenses of Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent.

(c) Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(d) Governing Law; Waiver of Jury Trial. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, and shall be further subject to the provisions of Sections 14.13, 14.14 and 14.15 of the Loan Agreement.

(e) Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.

(f) Entire Agreement. This Amendment, together with the Guaranties of the Designated LC Obligations and all the other Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise except in a writing signed by the parties hereto for such purpose.

(g) Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

(h) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Obligor, Agent, each Lender and their respective successors and assigns (subject to Section 13 of the Loan Agreement).

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, the following parties have caused this Amendment No. 3 to Loan and Security Agreement to be executed as of the date first written above.

BORROWERS:

INSTALLED BUILDING PRODUCTS, LLC

By:	/s/ Michael T. Miller
Name:	Michael T. Miller
Title:	Executive Vice President - Finance

AMERICAN INSULATION & ENERGY SERVICES, LLC
ANY SEASON INSULATION, LLC
BAYTHERM INSULATION, LLC
BUILDING MATERIALS FINANCE, INC.
CORNHUSKER INSULATION, LLC
GARAGE DOOR SYSTEMS, LLC
GOLD INSULATION, INC.
GOLD STAR INSULATION, L.P.
By: Gold Insulation, Inc., its General Partner
G-T-G, LLC
HINKLE INSULATION & DRYWALL COMPANY, INCORPORATED
IBP ASSET, LLC
IBP ASSET II, LLC
IBP EXTERIORS, INC.
IBP TEXAS ASSETS I, LLC
IBP TEXAS ASSETS II, LLC
IBP TEXAS ASSETS III, LLC
INSTALLED BUILDING PRODUCTS II, LLC
INSTALLED BUILDING PRODUCTS - PORTLAND, LLC
INSULVAIL, LLC
LAKESIDE INSULATION, LLC
LKS TRANSPORTATION, LLC
METRO HOME INSULATION, LLC
NORTHWEST INSULATION, LLC
OJ INSULATION HOLDINGS, INC.
OJ INSULATION, L.P.
By: OJ Insulation Holdings, Inc., its General Partner
RAJAN, LLC
ROCKFORD INSULATION, LLC
SPEC 7 INSULATION CO., LLC
SUPERIOR INSULATION SERVICES, LLC
TCI CONTRACTING, LLC
THERMAL CONTROL INSULATION, LLC
WATER-TITE COMPANY, LLC
WILSON INSULATION COMPANY, LLC

By:	/s/ Michael T. Miller
Name:	Michael T. Miller
Title:	Executive Vice President - Finance

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

Signature Page

GUARANTORS:

CCIB HOLDCO, INC.
IBHL A HOLDING COMPANY, INC.
IBHL B HOLDING COMPANY, INC.
IBHL II–A HOLDING COMPANY, INC.
IBHL II–B HOLDING COMPANY, INC.
IBP HOLDINGS, LLC
IBP HOLDINGS II, LLC

By:	/s/ Michael T. Miller
Name:	Michael T. Miller
Title:	Executive Vice President - Finance

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

Signature Page

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Christopher M. O’Halloran
Name:	Christopher M. O’Halloran
Title:	Senior Vice President

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT

Signature Page

SCHEDULE 10.2.22

to

Loan and Security Agreement

POST-CLOSING DELIVERIES

Obligors shall deliver, or cause to be delivered, to Agent each of the following documents and certifications, each in form and substance satisfactory to Agent, within the periods set forth below (or such longer period as Agent may otherwise agree):

Within 10 days after the Closing Date:

1. The Federal Tax Identification Number assigned by the Internal Revenue Service for IBHL A Holding Company, Inc., IBHL B Holding Company, Inc., IBHL II-A Holding Company, Inc. and IBHL II-B Holding Company, Inc.

2. A lenders’ loss payable endorsement naming Agent as lenders loss payee for all commercial property insurance policies carried by Obligors.

Within 30 days after the Closing Date:

1. A lenders’ loss payable endorsement naming Agent as lenders loss payee for the business interruption insurance policies carried by Obligors.

2. Certificates of qualification of each Obligor to transact business in each jurisdiction where the conduct of its business or ownership, lease or operation of its properties requires such Obligor to be so qualified, except jurisdictions where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, to the extent no delivered on the Closing Date.

Within 60 days after the Closing Date:

1. An Insurance Assignment of the Key-Man Life Insurance., along with the original policy.

2. The financial statements described in Section 10.1.2(a) of IBP,LLC and its Subsidiaries for the Fiscal Year ending December 31, 2010.

3. Copies of all insurance policies carried by Obligors.

4 Copies of any Non-Compete Agreements not delivered on the Closing Date.

Within 30 days after Agent’s request:

1. An assignment of IBP, LLC’s mortgage on the Real Estate of Suburban.

2. Evidence of recordation of Agent’s Lien on the certificate of title with respect to any motor vehicles and trailers that constitute Collateral.

Within 30 days after the Amendment No. 3 Effective Date:

1. An amended and restated Deposit Account Control Agreement with respect to the Deposit Accounts of the Obligors maintained at Bank of America, N.A.